Exhibit 10.65

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH “*****.” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Equity Purchase Agreement
Between
TVGN Holdings, LLC,
Lionsgate Channels, inc.
And
Lions Gate Entertainment Inc.
May 28, 2009

i

ii

EQUITY PURCHASE AGREEMENT
     This Equity Purchase Agreement (this “Agreement”) is made and entered into as of May 28, 2009 (the “Effective Date”) by and among Lionsgate Channels, Inc., a Delaware corporation (“Equityholder”), Lions Gate Entertainment Inc., a Delaware corporation (“LGEI”), and TVGN Holdings, LLC, a Delaware limited liability company (“Buyer”).
RECITALS
     A. The parties intend that, subject to the terms and conditions hereinafter set forth, at the Closing, Buyer shall purchase (the “Equity Interest Purchase”) from Equityholder, and Equityholder shall sell to Buyer, 49% (the “Buyer’s Interest”) of all of the issued and outstanding equity interests of the Company (as defined below) (the “Equity Interests”) on the terms and subject to the conditions set forth in this Agreement.
     B. In addition, pursuant to the terms of the Operating Agreement (as defined below), Buyer is receiving from Equityholder, and Equityholder is delivering to Buyer, an irrevocable option (the “Option”) to purchase that number of Equity Interests which, when aggregated with the Buyer’s Interest, will result in Buyer being the record and beneficial owner of 50% of the Equity Interests, on the terms and subject to the conditions set forth in the Operating Agreement (as defined below).
     C. The Board of Directors of Equityholder and the Managing Member of Buyer have each determined that the transactions contemplated by this Agreement are in the best interests of their respective equityholders, and have approved and declared advisable this Agreement and the transactions contemplated hereby.
     D. Buyer and Equityholder (on behalf of itself, the Company, and LGEI) desire to make certain representations, warranties, covenants and agreements in connection with the Equity Interest Purchase.
     Now, Therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:
ARTICLE I.
CERTAIN DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings set forth below:
     “Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
     “affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.
     “Affiliated Group” means each consolidated, combined or affiliated group of companies of which the Company and/or any of its Subsidiaries is, or was at any time, part.

     “Applicable Law” means, collectively, all United States federal, state, local or municipal laws, foreign laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, requests, judgments and decrees of any Governmental Authority applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.
     “Assignment and Assumption Agreement” means that Assignment and Assumption Agreement dated as of the Effective Date between Equityholder and LGEI, on the one hand as assignor, and the Company on the other hand as assignee.
     “Buyer Ancillary Agreement” means the Operating Agreement (including the Option contained therein).
     “Carriage Agreements” means those agreements set forth on Schedule F.
     “Closing” means the closing of the transactions contemplated by this Agreement.
     “Company” means TV Guide Entertainment Group, Inc., a Delaware corporation, whether existing as a Delaware corporation or a Delaware limited liability company.
     “Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).
     “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
     “Disclosure Schedule” means the disclosure schedule dated as of the Effective Date and delivered by the Company to Buyer on such date.
     “Effective Time” means the time of the consummation of the Purchase.
     “Encumbrance” means, with respect to any tangible or intangible asset, any mortgage, deed of trust, encumbrance, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), including with respect to any security, any adverse claim or third party right or interest, right of first refusal, preemptive right or restriction of any nature, or other right of third parties, whether voluntarily incurred or arising by operation of law, and including, without limitation, any agreements to give any of the foregoing in the future, and any contingent sale or other title retention agreement in the nature thereof. For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal or state securities laws shall not represent an Encumbrance.

     “Equityholder Ancillary Agreements” means, collectively, each agreement or document (other than this Agreement) that the Equityholder or one or more of its affiliates is to enter into as a party pursuant to this Agreement (including the Assignment and Assumption Agreement, the Operating Agreement, the Services Agreement, and the Letter Agreement).
     “Equityholder Entities” means, collectively, Parent and its Subsidiaries but does not include the Company or any of the Company’s Subsidiaries.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “First Expiration Date” means 11:59 p.m. California time on the date that is the fifteenth (15th) month anniversary of the Macrovision Closing Date.
     “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.
     “Governmental Authority” means any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.
     “Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction, including without limitation: (A) trade names, trademarks and service marks (registered and unregistered), domain names, logos, trade dress and similar rights, including all common law rights and all combinations thereof and all goodwill associated with the foregoing, and all registrations and applications to register any of the foregoing (collectively, “Marks”); (B) patents and patent applications (including all reissues, divisions, continuation, continuation-in-part, extensions and reexaminations), and rights in respect of utility models or industrial designs (collectively, “Patents”); (C) copyrights, whether registered or unregistered, statutory or common law (including copyrights in software programs) and copyrightable works and registrations and applications therefor in all nations throughout the world, including but not limited to all derivative works, moral rights, renewals, extensions, reversions or restorations of copyrights, now or hereafter provided by law (collectively, “Copyrights”); and (D) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, computer software, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).
     “Interim Period” means the period commencing on the Macrovision Closing Date and continuing through and including the Effective Date.
     “knowledge” means the actual knowledge (after due inquiry) of a particular fact, circumstance, event or other matter in question of any of (i) Jon Feltheimer, Michael Burns, Wayne Levin, Brian Goldsmith, and James Keegan, with respect to knowledge of the Equityholder and the Equityholder Entities for events occurring prior to the Macrovision Closing, (ii) Jon Feltheimer, Michael Burns, Wayne Levin, Brian Goldsmith, James Keegan, Ryan O’Hara, Larry Gilman, Stacy Lifton, and John High, with respect to knowledge of the Equityholder and the Equityholder Entities for events occurring after the Macrovision Closing, and (iii) Greg O’Hara, Jody Gessow, Henry Briance, Allen Shapiro, and Michael Mahan, in the case of the Buyer.
     “Letter Agreement” means that certain Letter Agreement dated as of the date hereof between Equityholder and LGEI, on the one hand, and the Company, on the other hand.
     “Macrovision” means Macrovision Solutions Corporation.
     “Macrovision Agreement” means that certain Equity Purchase Agreement dated January 5, 2009, by and among Gemstar-TV Guide International, Inc., UV Corporation, TV Guide Entertainment Group, Inc., Lions Gate Entertainment Inc., and solely with respect to Sections 9.5, 9.7 and 9.8 and Articles V(C), XII and XIII, Macrovision.
     “Macrovision Closing” means the closing of the transactions contemplated by the Macrovision Agreement.
     “Macrovision Closing Date” means February 28, 2009.
     “Macrovision Disclosure Schedules” means the disclosure schedule delivered by Macrovision in connection with the execution of the Macrovision Agreement and the supplemental disclosure schedule provided by Macrovision in connection therewith, copies of both of which have been provided to Buyer.
     “Material Adverse Effect” when used with respect to an entity (which shall for this purpose mean (i) each of the entities conducting the Network Business, and (ii) Lionsgate Channels, Inc.) means any change, event, circumstance, condition or effect that materially impairs the ability of such entity to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect with respect to an entity: (A) any effect resulting directly from the entity taking an action expressly required to be taken by it pursuant to the terms and conditions of this Agreement, (B) any effect resulting from a change in the industry in which the entity operates or in the worldwide economy generally which does not effect the entity in a disproportionate manner relative to other participants in the industry, (C) any adverse effect resulting from any change in Applicable Law or in accounting requirements or principles required under GAAP, (D) any failure to meet internal revenue or earnings projections (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been, a Material Adverse Effect), (E) any effect resulting from any acts of terrorism, war or natural disaster, or (F) any effect resulting from or relating to the announcement, negotiation, execution or performance of the Macrovision Agreement or this Agreement or the transactions contemplated thereby or hereby.

     “Network Business” means the business of each of (A) TV Guide Network, (B) TV Guide Network Broadband, (C) TV Guide Network Mobile, (D) TVGuide.com; and (E) TV Guide Network Video on Demand.
     “OEP Agreement” means that certain Equity Purchase Agreement dated as of December 17, 2008 by and among Gemstar-TV Guide International, Inc., UV Corporation, TV Guide Entertainment Group, Inc., TVGN Holdings, LLC, and solely with respect to Sections 9.5, 9.7, 9.8 and 9.9 and Articles XII and XIII, Macrovision, which was terminated on or around January 5, 2009.
     “Operating Agreement” means that certain Operating Agreement of the Company, a Delaware limited liability company, dated as of the Effective Date, by and among Equityholder and Buyer.
     “Parent” means Lions Gate Entertainment Corp.
     “Permitted Encumbrances” means (A) statutory Encumbrances for taxes that are not yet due and payable; (B) statutory Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements (including, without limitation, the Encumbrances related to the satellite transponder lease); (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or other social security or similar programs mandated by Applicable Law; (D) statutory Encumbrances in favor of carriers, repairers, servicers, bailees, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Encumbrances; or (E) any minor imperfection of title or similar Encumbrances, charges or encumbrances which individually or in the aggregate with other such Encumbrances, charges and encumbrances does not impair the value of the property subject to such Encumbrance, charge or encumbrance or the use of such property by the Company or its Subsidiaries.
     “Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.
     “Purchase Price” means $123,048,699.
     “Representatives” means officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives.
     “Restructuring” means the conversion of the Company and each of its Subsidiaries other than CTS Network Inc. into a limited liability company in accordance with the plan set forth on Schedule A.
     “Second Expiration Date” means 11:59 p.m. California time on the date that is the eighteenth (18th) month anniversary of the Macrovision Closing Date.
     “Securities Act” means the Securities Act of 1933, as amended.

     “Services Agreement” means that certain Services Agreement, dated as of the date hereof, by and among the Company and LGEI.
     “Subsidiary” means, with respect to any other party, any corporation or other entity, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (B) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
     “Tax” (and, with correlative meaning, “Taxes”) means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty and import and export taxes, provincial health insurance plan premiums, employer health tax, United States or other government pension plan contributions, employment insurance premiums, workman’s compensation and other payroll taxes, deductions at source, non-resident withholding, social service provincial sales and goods and services taxes, including estimated taxes, countervail and anti-dumping fees and taxes, all licenses and registration fees, escheat, any related penalties, or other tax, governmental fee or other like assessment, reassessment or charge, duties, impositions and liabilities of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax, (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.
     “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
     “TVGuide.com” means the public web business currently located at www.tvguide.com, www.jumptheshark.com, www.tvshowsondvd.com, www.fansofrealitytv.com, www.m.tvguide.com and www.tv-now.com and which as of the Effective Date contains TV listings with entertainment and TV-related content and products; provided, however, that TVGuide.com shall not include the business of syndicating TV listings, IPGs or video search functionality to third parties. For purposes of this definition, “syndicating” shall mean (a) any relationship whereby data, IPGs or video search functionality is delivered by (or at the request of) Licensee’s web sites to or on behalf of a third party web site, application or service for display to others, regardless of whether or not by web affiliate, in-line linking, RSS, redirects, framing or co-branding relationships, or other relationships in which content is served into a third party’s web page, service, product or application; or (b) serving an IPG into, or using an

IPG to control, a television, set top box, recorder, wireless device or other consumer electronics device for the express purpose of tuning, or otherwise controlling, that television, set top box, recorder, wireless device or other consumer electronics device. For the avoidance of doubt, “syndicating” shall not include the distribution of any isolated per program references or other isolated pieces of information, or links to video content (with or without sound) which appear within an article. For the further avoidance of doubt, TVGuide.com shall not include the listing grid technology, IPGs, listings containers or online video guide search technology, all of which are licensed to the Company in the Licensed Asset (as defined in the Macrovision Agreement) agreement. TVGuide.com shall also not include listings applications such as the iGoogle gadget.
     “TV Guide Network” means the linear broadcast cable television network that provides entertainment and television guidance related programming to multi-channel video system operators, which is currently known as TV Guide Network.
     “TV Guide Network Broadband” means an advertiser supported, video-on-demand service featuring short-form and originally-produced and edited entertainment programs which is distributed on major video portals.
     “TV Guide Network Mobile” means the business of repurposing TV Guide Network television programming for mobile devices, which is currently solely comprised of the Verizon V CAST deal in 2008.
     “TV Guide Network Video on Demand” means an advertiser supported, video-on-demand television programming services featuring short-form, originally-produced entertainment programs.
Index of Other Defined Terms

Defined Terms	Section Reference
Agreement	Preamble
Assets	3.2.15
Balance Sheet	3.2.6
Balance Sheet Date	3.2.6
Bankruptcy and Equity Exception	3.2.8(c)
Buyer	Preamble
Buyer Indemnitee	8.2
Buyer’s Interest	Recitals
Claim Notice	8.4(a)
Code	2.5(a)
Company Benefit Plans	3.2.12(d)
Company Foreign Plans	3.2.12(d)
Company Intellectual Property	3.2.9(a)
controlled corporation	3.2.5
Copyrights	Article I — definition of “Intellectual Property”
distributing corporation	3.2.5
Effective Date	Preamble
Employees	3.2.12(c)

Defined Terms	Section Reference
Environment	3.2.13(c)
Environmental Law	3.2.13(c)
Equityholder	Preamble
Equityholder Indemnitee	8.3
Equity Interests	Recitals
Equity Interests Purchase	Recitals
ERISA	3.2.12(d)
ERISA Affiliate	3.2.12(e)
Gemstar	3.1
HSR	4.2(b)
Indemnifiable Claim	8.4(a)
Indemnitee	8.4(a)
Indemnitor	8.4(a)
Indemnity Dispute	8.6
Indemnity Dispute Resolution Date	8.6
Independent Contractors	3.2.12(c)
Interim Period	Article I — definition of “Interim Period”
LGEI	Preamble
listed transaction	3.2.5
Losses	8.2
Macrovision Information	3.2.6
Marks	Article I — definition of “Intellectual Property”
Material Contract	3.2.8(a)
Materials of Environmental Concern	3.2.13(c)
Option	Recitals
Patents	Article I — definition of “Intellectual Property”
Purchase	Recitals
Release	3.2.13(c)
Transitional Services Agreement	3.2.6
Trade Secrets	Article I — definition of “Intellectual Property”
TV Guide Purchase Related Agreements	4.4(a)
UV	3.1
ARTICLE II.
THE EQUITY PURCHASE
     2.1 Sale of Equity Interests. On the terms and subject to the conditions of this Agreement, Equityholder hereby sells, transfers and delivers to Buyer, and Buyer hereby purchases and accepts from Equityholder, free and clear of any Encumbrance and with the benefits of all rights whatsoever attaching or accruing to such Equity Interests on or after the Effective Date, the Buyer’s Interest.
     2.2 Signing and Closing. Unless otherwise mutually agreed in writing by the Equityholder and Buyer, the execution of this Agreement and the Closing provided for in this

Agreement are taking place concurrently at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, 40th Floor, Los Angeles, CA 90067-3026, at 8:00 a.m. (California time) on the Effective Date.
     2.3 Payment of the Purchase Price. At the Closing, Buyer is paying Equityholder the Purchase Price by wire transfer of immediately available funds to an account designated by Equityholder; provided that Buyer shall be entitled to net an amount equal to $2,600,462 out of such payment as a reimbursement of expenses. Equityholder and Buyer, and each of their respective affiliates, agree to allocate the Purchase Price between the Buyer’s Interest and the Option in accordance with their respective fair market values.
     2.4 Further Assurances. If, at any time after the Closing, any of the parties hereto reasonably believes or is advised by their attorneys that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the transactions contemplated hereby or to carry out the purposes and intent of this Agreement at or after the Closing, then Equityholder, the Buyer and their respective affiliates, officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the transactions contemplated hereby and to carry out the purposes and intent of this Agreement.
     2.5 Tax Withholding.
          (a) Buyer or any agent of Buyer shall be entitled to deduct and withhold from the Purchase Price or other payment otherwise payable pursuant to this Agreement the amounts required to be deducted and withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
          (b) Equityholder agrees to furnish Buyer with a certification of non-foreign status (in form and substance reasonably satisfactory to Buyer) that satisfies the requirements of Treasury Regulation section 1.1445-2(b)(2).
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     3.1 Representation as to Macrovision Agreement Representations. To the knowledge of Equityholder and the Equityholder Entities, except as set forth on Schedule B to this Agreement, none of the representations and warranties made in the Macrovision Agreement by the Company (in Article IV of such Macrovision Agreement) as supplemented by the Macrovision Disclosure Schedules, or by Gemstar-TV Guide International, Inc. (“Gemstar”), UV Corporation (“UV”) and Macrovision (in Articles V, V(A), V(B), and V(C), as applicable) was untrue or incorrect in any material respect either when made by the Company, Gemstar, UV, or Macrovision, as applicable, or at the Macrovision Closing Date, or as of the Effective Date.
     3.2 Bringdown Representations. Except as set forth on Schedule C to this Agreement, the Equityholder, on behalf of the Company, represents and warrants to Buyer that none of the representations or warranties set forth in this Section 3.2 are untrue or incorrect as of the Effective Date.
          3.2.1 Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own, operate and lease its properties and to carry on the Network Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Effect on the Company. The Company is not in violation of its organizational documents as amended to date.
          3.2.2 Subsidiaries. Each Subsidiary of the Company is identified on Section 3.2.2 of the Disclosure Schedule, together with a listing of the jurisdiction in which each such Subsidiary is organized. Each such Subsidiary is an entity duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized. Each such Subsidiary has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Effect on such Subsidiary. No Subsidiary is in violation of its organizational documents as amended to date.
          3.2.3 Capitalization of the Company
          (a) Company Capitalization. Prior to the Restructuring, the authorized capital stock of the Company consisted of 1,000 shares of Company common stock, of which 100 shares were issued and outstanding, all of which were held by Equityholder. Subsequent to the Restructuring, and as of the Effective Date, the authorized equity interests of the Company consist of 211,112 Units (as defined in the Operating Agreement), 200,000 of which are issued to Equityholder and Buyer as set forth in the Operating Agreement. The Equity Interests have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts and the Company has received all consideration due to it in connection with the sale and issuance of such Equity Interests.
          (b) No Other Rights. Except for the Option, there are no appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any interests of the Company or any securities or debt convertible into or exchangeable for interests of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. There are no voting agreements, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to the Equity Interests or the Option.
          (c) Subsidiary Capitalization. Section 3.2.3(c) of the Disclosure Schedule sets forth a list of the number and type of equity securities held by the Company in each of the Subsidiaries identified in Section 3.2.2 of the Disclosure Schedule, the percentage of all outstanding equity interests for such Subsidiary represented by the securities held by the Company and a summary of all outstanding options or similar arrangements to acquire equity securities of such Subsidiaries. The Company owns 100% of the outstanding equity interests of each of the Subsidiaries. There are no appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any interest of any Subsidiary or any securities or debt convertible into or exchangeable for interest of any Subsidiary or obligating any Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. There are no voting agreements, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to the equity interests of any such Subsidiary.
          3.2.4 Litigation. Except as otherwise disclosed on Section 3.2.4 of the Disclosure Schedule, there is no Action (except for any Actions commenced by Persons other than Governmental Authorities that could not reasonably be expected to result in a liability or loss to the Company or its Subsidiaries of more than $300,000 individually) which after the Macrovision Closing Date became pending or, to the knowledge of the Equityholder, was threatened after the Macrovision Closing Date against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the officers or directors of the Company or any of its Subsidiaries in regards to their actions as such, nor is there, to the knowledge of the Equityholder, any basis for any such Action. There is no (a) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Authority against the Company or any of its Subsidiaries entered after the Macrovision Closing Date which seeks to or is reasonably likely to have the effect of preventing the consummation of the Purchase, or (b) any Action commenced after the Macrovision Closing Date which, if resolved adversely to the Company or any of its Subsidiaries would be reasonably likely to impair the consummation of the transactions contemplated under this Agreement.
          3.2.5 Taxes. With respect to taxable periods occurring after the Macrovision Closing Date, the Company and each of its Subsidiaries and each Affiliated Group (i) have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries and each Affiliated Group have paid all Taxes shown as due on such Tax Returns; (iii) the Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connections with amounts owing to any employee, independent contractor, creditor, stockholder or other third party and all Forms 1042, W-2 and 1099 required with respect thereto have been properly completed and timely filed; (iv) neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or such Subsidiaries) pursuant to any Tax allocation or sharing agreement, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise; (v) there are not pending or, to the knowledge of the Equityholder, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company, any of its Subsidiaries, or any of the Company’s or such Subsidiaries’ assets, and neither the Company nor any of its Subsidiaries has given any currently effective waiver or extension of any statute of limitations in respect of Taxes nor are there any currently effective waivers of or extension of any statutes of limitations of Taxes in respect of any of the Company’s or such Subsidiaries’ assets; (vi) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (vii) none of the Company or its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the Interim Period that was purported or intended to be governed by Section 355 of the Code; (x) there are no Encumbrances for Taxes except Permitted Encumbrances for which reserves have been established on the Balance Sheet, and (xi) Equityholder and the Company are, and at the time of the Closing will be, members of LGEI’s federal consolidated Tax Return group (or entities disregarded as separate from owners that are members of LGEI’s federal consolidated Tax Return group) and included in LGEI’s federal consolidated income Tax Return.
          3.2.6 Financial Statements. Copies of the unaudited combined balance sheet of the Network Business as of March 31, 2009 (the “Balance Sheet,” and such date the “Balance Sheet Date”), and the related unaudited combined statement of operations of the Network Business for the one month period ended March 31, 2009 (collectively referred to as the “Financial Statements”) are attached as Section 3.2.6 of the Disclosure Schedule. The Financial Statements (a) have been prepared based on the books and records of the Network Business (except as may be indicated in the notes thereto), and (b) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). Assuming the accuracy of each of (i) the Financial Statements (as defined in the Macrovision Agreement), (ii) the Interim Financial Statements (as defined in the Macrovision Agreement), (iii) the TVGuide.com Financial Statements (as defined in the Macrovision Agreement), (iv) the audited financial statements of the Network Business for the period ending December 31, 2008, (v) the unaudited trial balance of the Network Business as of February 28, 2009 (as revised on April 6, 2009) and (vi) the financial information provided by Macrovision during the Interim Period (copies of which have been provided to Buyer upon request) under the Transitional Services Agreement dated as of February 28, 2009 between Macrovision and Equityholder (the “Transitional Services Agreement”) (the items in (i) through (vi) collectively the “Macrovision Information”), to the knowledge of Equityholder, the Financial Statements fairly present, in all material respects, the combined financial position and results of operations of the Network Business as of the respective date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal year-end adjustments. The Financial Statements are included in the consolidated financial statements of Lions Gate Entertainment Corp. to be contained in its 10-K to be filed with the Securities and Exchange Commission for the period ended March 31, 2009.
          3.2.7 Absence of Liabilities. Assuming the accuracy of the Macrovision Information, except (a) to the extent reflected or reserved against in the Balance Sheet, (b) for liabilities or obligations permitted by this Agreement, or (c) for liabilities and obligations incurred in the ordinary course of business consistent with the past practices of the Network Business since the Balance Sheet Date, to the knowledge of Equityholder, the Network Business does not have any liabilities or obligations of any nature which arose during the Interim Period (whether or not accrued, contingent or otherwise) that would be required by GAAP to be reflected on a combined balance sheet of the Network Business.
          3.2.8 Contracts.
          (a) For purposes of this Agreement, “Material Contract” shall mean (i) any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act, and the Exchange Act) with respect to Parent that is solely applicable to the Network Business; (ii) the Carriage Agreements; (iii) any Contract, except for insertion orders or carriage agreements, pursuant to which the Company or any of its Subsidiaries received more than $500,000 over the past 12 months; (iv) any Contract which obligates, or in the Company’s reasonable discretion is reasonably likely to obligate, the Company or any of its Subsidiaries to pay more than $500,000 over any future 12 month period in the next five years; (v) any indemnification, employment, “change of control,” retention, severance, consulting or other Contract with any executive officer of the Network Business other than those Contracts terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to the Company or any such Subsidiary; (vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or promissory notes relating to the borrowing of money, extension of credit or other indebtedness for borrowed money by the Network Business, and (vii) any agreement or arrangement between the Company or one of its Subsidiaries, on the one hand, and Lions Gate and any of its affiliates, on the other hand.
          (b) Section 3.2.8(b) of the Disclosure Schedule sets forth a list of all the Material Contracts entered into during the Interim Period.
          (c) During the Interim Period, (i) neither the Company nor any Subsidiary of the Company is in material breach of or material default under the terms of any Material Contract based on facts which initially arose or actions that initially occurred during the Interim Period; (ii) to the knowledge of the Equityholder, no other party to any Material Contract is in material breach of or material default under the terms of any Material Contract; and (iii) each Material Contract entered into during the Interim Period is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Equityholder, of each other party thereto, and except for bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”), is in full force and effect.
          3.2.9 Intellectual Property.
          (a) To the knowledge of Equityholder, the Intellectual Property that is used in or necessary for, and (in either event) is material to the operation of the Network Business as currently conducted (collectively, the “Company Intellectual Property”); (i) is owned by the Company or a Subsidiary of the Company, (ii) the Company or one of its Subsidiaries holds a license to or otherwise possesses legally enforceable rights to use all such Company Intellectual Property, or (iii) to the extent held by an affiliate, will be licensed to the Company or a

Subsidiary of the Company prior to the Closing. To the knowledge of Equityholder, all such Company Intellectual Property is free and clear of any Encumbrances (excluding any rights granted under any license or distribution agreements entered into in the ordinary course of business consistent with past practice). To the knowledge of Equityholder, the Company Intellectual Property is sufficient for the conduct of the Network Business as currently conducted.
          (b) The Company has taken no material action during the Interim Period with respect to any Company Intellectual Property in connection with the Network Business.
          (c) None of the Company Intellectual Property owned by the Company or its Subsidiaries is, and to the knowledge of the Equityholder, no other Company Intellectual Property is subject to any outstanding order, judgment or stipulation restricting the use thereof by the Company or any of its Subsidiaries entered during the Interim Period. As of the Effective Date, there are no pending claims made during the Interim Period or, to the knowledge of the Equityholder, claims threatened in writing during the Interim Period by any Person alleging that the Company or any of its Subsidiaries infringes the Intellectual Property of such Person. The execution and delivery of this Agreement by the Equityholder on behalf of the Company and the consummation of the transactions contemplated by this Agreement will not, result in (i) the breach of (or with the passage of time, result in the breach of), any agreement related to Company Intellectual Property entered into during the Interim Period to which the Company or a Subsidiary of the Company is a party or by which it is bound, (ii) the creation in any Person of the right to terminate or modify, or result in the payment to any Person of any additional fees or other consideration under, or result in the suspension of or acceleration of any payment by or to any Person under any agreements entered into during the Interim Period related to Company Intellectual Property to which the Company or a Subsidiary of the Company is a party of by which it is bound.
          (d) During the Interim Period, neither the Company nor any of its Subsidiaries has licensed any of the Intellectual Property owned by the Company and its Subsidiaries to any third party on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any Contract limiting its ability to exploit fully any of such owned Intellectual Property, including software, except for any such Contract where such owned Intellectual Property is licensed on a non-exclusive basis in the ordinary course of business. To the knowledge of the Equityholder, there is no infringement or other violation of any owned Intellectual Property which arose during the Interim Period that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. During the Interim Period, neither the Company nor any Subsidiary has initiated any actions or asserted any claims for infringement or other violation of Intellectual Property owned (or exclusively licensed to) it.
          3.2.10 Compliance With Applicable Laws.
          (a) During the Interim Period, each of the Company and its Subsidiaries is and has been in compliance in all material respects with all Applicable Laws. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the Interim Period, nor is there any basis (based upon events occurring during the Interim Period) for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Applicable Law.
          3.2.11 Real Property. The Equityholder has heretofore made available to Buyer true and complete copies of all deeds of trust, leases, subleases or licenses relating to all real property owned, leased, subleased or licensed by the Company or any of its Subsidiaries (other than storage facilities) entered into during the Interim Period (including, without limitation, in connection with the Macrovision Closing), and has attached hereto at Schedule 3.2.11 a summary and status report with respect to such deeds of trust, leases, subleases or licenses.
          3.2.12 Employees; Labor Matters.
          (a) To the extent not previously listed on a schedule to the Macrovision Agreement:
          (b) Section 3.2.12(a) of the Disclosure Schedule contains a true and complete list, as of the Effective Date, of all changes during the Interim Period to the “A1” employees listed in Section 4.14(a) of the Macrovision Disclosure Schedules (such employees, the “Employees”), including, to the extent applicable, each Employee’s (i) name, (ii) title, wage, salary and target bonus, (iii) principal location of employment, and (iv) date of hire by the Company. Section 3.2.12(a) of the Disclosure Schedule also contains a true and complete list of all Employees who are as of such date on a short- or long-term disability leave or other leave of absence (but not including vacation). To the knowledge of the Equityholder, no employee, consultant or director of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any nondisclosure, confidentiality, noncompetition, proprietary rights, employment, consulting or similar agreement, between such employee or director and any person or entity that materially adversely affects or will affect the performance of his or her duties as an employee, consultant or director of the Company or such Subsidiary (as applicable).
          (c) Section 3.2.12(b) of the Disclosure Schedule contains a true and complete list, as of the Effective Date, of all consultants and other independent contractors who are providing material services to the Network Business (the “Independent Contractors”), including (i) each Independent Contractor’s name, (ii) the type of services being provided by each Independent Contractor, (iii) the principal location where services are provided by each Independent Contractor and (iv) date when each Independent Contractor was retained by the Company. Copies of all Contracts relating to Independent Contractors used in the Network Business have been provided to Buyer. To the knowledge of the Equityholder, all individuals who are performing consulting or other services for the Company or any of its Subsidiaries are or were correctly classified by the Company or such Subsidiary as either “independent contractors” or “employees” as the case may be and, at the Effective Date, will qualify for such classification with immaterial exceptions.
          (d) Section 3.2.12(c) of the Disclosure Schedule lists all employee, consultant or director compensation and/or benefit plans, programs, policies, agreements, or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, savings, supplemental retirement, vacation, stock purchase, stock option, severance, termination pay, employment, change of control or fringe benefit plan, program or agreement, employee loan programs, other equity compensation awards, profit-sharing arrangements, other paid-time-off programs, health, life, or disability benefit plans, retiree medical or life insurance plans, dependent care, insurance arrangements covering employees, consultants and directors, in each case that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may have any liability (contingent or otherwise) (the “Company Benefit Plans”); provided, that Company Benefit Plans shall not include any Company Foreign Plans. For purposes of this Agreement, the “Company Foreign Plans” shall refer to each plan, program or Contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, program or Contract. All Company Benefit Plans and Company Foreign Plans are in writing. The Equityholder has made available to Buyer the most recent copies of each Company Benefit Plan and each Company Foreign Plan, and amendments thereto, together with, to the extent applicable, (i) trust documents and the most recent summary plan description and any summaries of material modifications thereto, (ii) the two most recent annual reports (Form 5500 series) and all schedules thereto, (iii) the most recent financial statements and/or actuarial valuation reports, and (iv) the most recent Internal Revenue Service determination letter.
          (e) Except as set forth on Section 3.2.12(d) of the Disclosure Schedule, at no time during the Interim Period has any Company or any ERISA Affiliate ever contributed to, incurred an obligation to contribute to or otherwise incurred any liability (contingent or otherwise) with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA or a plan that is subject to Title IV of ERISA. No liability (contingent or otherwise) under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates during the Interim Period that remains unsatisfied, and, to the Equityholder’s knowledge, no such liability is reasonably expected to be incurred. Neither the Company nor any ERISA Affiliate has any liability created during the Interim Period under any Company Benefit Plan that provides health or other welfare benefits with respect to current or former employees, consultants or directors beyond their termination of employment or service with the Company and its Subsidiaries, other than as required by COBRA and at the expense of the participant or the participant’s beneficiary. For purposes of this Agreement, “ERISA Affiliate” means any trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.
          (f) (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding in each case created during the Interim Period with a labor union or labor organization; (ii) there are no strikes, lockouts, slowdowns or work stoppages which became in effect during the Interim Period or, to the knowledge of the Equityholder, threatened during the Interim Period with respect to any employees of the Company or any of its Subsidiaries, in each case, that would reasonably be expected to result in any material liability to the Company or any Subsidiary; (iii) to the knowledge of the Equityholder, there is no union organizing effort which commenced during the Interim Period pending or threatened during the Interim Period against the Company or any of its Subsidiaries; and (iv) there is no material unfair labor practice, charge or complaint which became pending during the Interim Period, or to the Equityholder’s knowledge threatened, against the Company or any of its Subsidiaries during the Interim Period and (v) the Company and its Subsidiaries have complied during the Interim Period in all material respects with all applicable laws relating to the employment of labor, employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. Neither the Company nor any of its Subsidiaries has during the Interim Period engaged in any plant closing or employee layoff activities during the Interim Period that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.
          3.2.13 Environmental Matters.
          (a) The Company is in compliance with all material Environmental Laws (as defined below), which compliance includes the possession by the Company and its Subsidiaries of all material permits required under all Environmental Laws and compliance with the terms and conditions thereof, in each case except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
          (b) During the Interim Period, the Company has not received any written communication, whether from a Governmental Authority or other Person, that alleges that either the Company or any of its Subsidiaries is not in compliance with any Environmental Laws or any material permits required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern (as defined below) at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property, and, to the knowledge of the Equityholder, there are no conditions existing at such facilities that would reasonably be expected to prevent or interfere with such full compliance or give rise to such liability in the future. The Equityholder has no knowledge of any condition at any of the properties leased by the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.
          (c) As used in this Agreement, “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; “Environmental Law” shall mean any Applicable Law existing and in effect on the Effective Date relating to pollution or protection of the environment, including any statute or regulation pertaining to the (i) manufacture, processing, use, distribution, management, possession, treatment, storage, disposal, generation, transportation or remediation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection and use of surface water, groundwater and soil; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including emissions, discharges, releases, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the conservation, management, or use of natural resources and wildlife, including all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels, and containers; and (vii) abandoned, disposed of or discarded barrels, tanks, vessels and containers and other closed receptacles; and “Materials of Environmental Concern” shall mean any substance defined as hazardous, toxic or a pollutant under any Environmental Law, and petroleum or petroleum byproducts, including medical or infectious waste, radioactive material and hazardous waste.
          3.2.14 Transactions with Affiliates. There are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and the Equityholder or the Equityholder Entities, on the other hand, other than those transactions disclosed on Schedule 3.2.14.
          3.2.15 Title to, Sufficiency and Condition of Assets. To the knowledge of Equityholder, the Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets used exclusively in the Network Business, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the Balance Sheet Date, except (a) those sold or otherwise disposed of for fair value since the Balance Sheet Date in the ordinary course of business consistent with past practice, and (b) those identified in Section 3.2.15 of the Disclosure Schedule (collectively, the “Assets”). Immediately following the Closing, the Company and its Subsidiaries will possess all assets, properties and rights used in the conduct or operation of the Network Business immediately prior to the Macrovision Closing (other than those assets disposed of in the ordinary course of business and identified on Schedule 3.2.15). None of the Assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance created during the Interim Period, other than Permitted Encumbrances. All tangible Assets owned or leased by the Company or any of its Subsidiaries have been maintained during the Interim Period in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
          3.2.16 Accounts Receivable. Assuming the accuracy of the Macrovision Information, to the knowledge of Equityholder, (i) all accounts receivable reflected on the Balance Sheet represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business; (ii) unless paid prior to the Closing, as of the Effective Date, all accounts receivable reflected on the Balance Sheet will be current and collectible net of the respective reserves shown on the Balance Sheet (which reserves are adequate and calculated consistent with past practice); (iii) subject to such reserves, each account receivable reflected on the Balance Sheet either has been or will be collected in full, without any set-off, within the ordinary course of business; (iv) there is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of any accounts receivable reflected on the Balance Sheet related to the amount or validity of such accounts receivable, and no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor other then those for which a reserve has been provided.
     3.3 Absence of Certain Changes or Events. During the Interim Period, except as otherwise contemplated, required or permitted by this Agreement, including the Restructuring, the Network Business has been conducted, in all material respects, in the ordinary course of business consistent with the past practices of the Network Business, other than as disclosed on Schedule 3.3. Since the Macrovision Closing Date, there has not been any event or effect that has had a Material Adverse Effect on (a) the Network Business, or (b) Lionsgate Channels, Inc.

     3.4 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Equityholder, the Company or any of its Subsidiaries.
     *****
     3.6 No Additional Representations . Neither the Company nor any Person on behalf of the Company makes any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives, in each case except as expressly set forth in this Article III (as modified by the Disclosure Schedule).
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF EQUITYHOLDER AND LGEI
     Equityholder, on behalf of itself and LGEI, represents and warrants to Buyer as follows:
     4.1 Organization and Good Standing. (a) Equityholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted, and (b) LGEI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted.
     4.2 Corporate Authority Relative to This Agreement; No Violation.
          (a) Each of Equityholder and LGEI has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement to which it is a party. The execution, delivery and performance by each of Equityholder and LGEI of this Agreement has been duly and validly approved and authorized by each of Equityholder and LGEI and constitutes the valid and binding agreement of each of Equityholder and LGEI, enforceable against each of Equityholder and LGEI in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b) The execution, delivery and performance by each of Equityholder and LGEI of this Agreement and the Equityholder Ancillary Agreements, as applicable, and the consummation of the Purchase by Equityholder does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority (including pursuant to the requirements of Hart Scott-Rodino Antitrust Improvement Act of 1976, as amended, (“HSR”)), other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have a Material Adverse Effect or (B) prevent or materially delay the consummation of the Purchase.
          (c) The execution, delivery and performance by each of Equityholder and LGEI of this Agreement and the consummation by Equityholder of the Purchase and each of Equityholder and LGEI of the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Equityholder or LGEI, (ii) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Equityholder or LGEI, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Equityholder or LGEI or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Equityholder or LGEI, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Encumbrance that would not have a Material Adverse Effect.
     4.3 Title to Equity Interests. Equityholder owns all of the issued and outstanding Equity Interests in the Company. Equityholder is the sole beneficial and record owner of such Equity Interests and holds good and valid title to such Equity Interests, free and clear of all Encumbrances (except for Permitted Encumbrances). Following the Closing, Buyer will have good and valid title to the Buyer’s Interest, free and clear of all Encumbrances (other than those created pursuant to the Operating Agreement). The Buyer’s Interest represents forty-nine percent (49%) of all issued and outstanding Equity Interests in the Company.
     4.4 No Violation; No Waiver or Amendment. Except as disclosed on Schedule D:
          (a) To the knowledge of Equityholder, none of Gemstar, UV, Macrovision or their respective affiliates is or has been in violation or breach in any material respect of any of their respective covenants or agreements set forth in (i) the Macrovision Agreement, including without limitation under Articles VII, IX, X, XII, or XIII thereof, or (ii) any of the other agreements or documents entered into in connection with or related to the Macrovision Closing (specifically including (A) the Indemnification Agreement dated January 5, 2009 by and between Macrovision and LGEI and (B) the Indemnification Agreement dated as of February 28, 2009 by and among Macrovision, LGEI and Equityholder) (collectively, with the Macrovision Agreement, the “TV Guide Purchase Related Agreements”).
          (b) None of Equityholder or any of its affiliates is or has been in violation or breach in any material respect of any of their respective covenants or agreements set forth in any TV Guide Purchase Related Agreement.

          (c) None of Equityholder, the Company or any of their respective affiliates has amended, supplemented, or otherwise modified any TV Guide Purchase Related Agreement, or has waived compliance with any provision of any TV Guide Purchase Related Agreement, or has received or delivered any notice or other communication (to or from any counterparty to such agreement) under any TV Guide Purchase Related Agreement.
     4.5 Restructuring; Contribution. The Restructuring was completed in accordance with the plan set forth on Schedule A and in accordance with Applicable Law.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to the Equityholder as follows:
     5.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Buyer’s ability to consummate the transactions contemplated by, or to perform its obligations under, this Agreement and the Buyer Ancillary Agreement.
     5.2 Corporate Authority Relative to this Agreement; No Violation.
          (a) Buyer has all requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Purchase. The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreement have been duly and validly approved and authorized by Buyer and each constitute the valid and binding agreement of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.
          (b) The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreement and the consummation of the Purchase by Buyer does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority (including pursuant to the requirements of HSR), other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate be material to Buyer’s ability to consummate the transactions contemplated by, or to perform its obligations under, this Agreement and the Buyer Ancillary Agreement.
          (c) The execution, delivery and performance by Buyer of this Agreement, the Buyer Ancillary Agreement, and the consummation by Buyer of the Purchase and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Buyer, (ii) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer, or (iii)

result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Buyer or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Buyer, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Encumbrance that would not individually or in the aggregate be material to Buyer’s ability to consummate the transactions contemplated by, or to perform its obligations under, this Agreement and the Buyer Ancillary Agreement.
     5.3 Funding. Buyer, and any permitted assignee under Section 10.2 of this Agreement, have adequate funds to fund the Purchase Price.
     5.4 Representation as to OEP Agreement Representations. To the knowledge of Buyer, except as set forth on Schedule E to this Agreement, none of the representations and warranties made in the OEP Agreement by the Company (in Article IV of such Macrovision Agreement) as supplemented by certain disclosure schedules delivered in connection therewith which have been provided to Equityholder, or by Gemstar, UV and Macrovision (in Articles V, V(A), V(B), and V(C), as applicable) was untrue or incorrect in any material respect either when made by the Company, Gemstar, UV, or Macrovision, as applicable, or immediately prior to the date and time at which the OEP Agreement was terminated.
     5.5 No Additional Representations . Neither Buyer nor any Person on behalf of the Buyer makes any representation or warranty, express or implied, of any kind.
ARTICLE VI.
COVENANTS
     Buyer covenants and agrees with Equityholder, and Equityholder covenants and agrees with Buyer as follows:
     6.1 Public Announcement. Except as required by Applicable Law or as otherwise agreed among the parties, neither Buyer (on the one hand) nor Equityholder nor the Company (on the other hand), nor any Representative or affiliate of any such party, shall make any public announcement, whether written or oral, concerning this Agreement or the subject matter hereof without the prior written consent of the other; provided, that Parent shall issue a press release announcing the execution of this Agreement, which press release shall have been previously approved by Buyer, which approval of the press release shall not be unreasonably withheld, conditioned or delayed, provided further, that each of Equityholder and Buyer, and their respective affiliates, may communicate with third parties regarding the transactions contemplated hereby, provided, that no material non-public information is disclosed by Equityholder or Buyer or their respective affiliates during such communications.
ARTICLE VII.
CLOSING DELIVERABLES
     7.1 Equityholder’s Closing Deliverables. Concurrently with the execution and delivery of this Agreement by Equityholder and Buyer:

          (a) Equityholder Ancillary Agreements. Equityholder is delivering to Buyer the Equityholder Ancillary Agreements, duly executed by an executive officer of Equityholder or the Company, as applicable.
          (b) Secretary’s Certificate. The Secretary of Equityholder is delivering to Buyer a certificate certifying the resolutions of the Board of Directors of the Equityholder approving this Agreement, the Equityholder Ancillary Agreements, and the transactions contemplated thereby.
          (c) Evidence of Restructuring. Equityholder is delivering to Buyer evidence reasonably satisfactory to Buyer that the Restructuring has occurred.
          (d) Non-Foreign Certification. Equityholder is delivering the certificate contemplated by Section 2.5(b).
          (e) Buyer’s Interest and Option. Equityholder is delivering to Buyer sufficient evidence of the transfer of each of the Buyer’s Interest and the Option from Equityholder to Buyer.
          (f) Schedule of Expenses. Equityholder is delivering to Buyer a schedule which sets forth the fees and expenses incurred by Equityholder and its affiliates and Representatives in connection herewith.
          (g) Schedule of Contributions. Equityholder is delivering to Buyer a schedule which sets forth, in reasonable detail, the contributions or other advances made by Equityholder or its affiliates to the Company during the Interim Period.
     7.2 Buyer’s Closing Deliverables. Concurrently with the execution and delivery of this Agreement by Equityholder and Buyer:
          (a) Buyer Ancillary Agreement. Buyer is delivering to Equityholder the Buyer Ancillary Agreement, duly executed by an executive officer of Buyer.
          (b) Evidence of Payment of the Purchase Price. Equityholder is receiving from Buyer evidence of the payment of the Purchase Price.
          (c) Schedule of Expenses. Buyer is delivering to Equityholder a schedule which sets forth the fees and expenses incurred by Buyer and its affiliates and Representatives in connection herewith.
ARTICLE VIII.
SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
AND REMEDIES
     8.1 Survival. The representations and warranties contained in Section 3.1 of this Agreement shall survive the Effective Date until the First Expiration Date. All other representations and warranties contained in this Agreement shall survive the Effective Date until the Second Expiration Date. No party shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the applicable survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.
     8.2 Indemnification by LGEI. After the Effective Date and subject to the additional provisions set forth in this Article VIII, LGEI shall indemnify Buyer and Buyer’s equityholders, affiliates (other than the Company), and Representatives (each a “Buyer Indemnitee”) against, and hold each Buyer Indemnitee harmless from, any and all claims, losses, damages, liabilities, payments and obligations, and all reasonable out-of-pocket expenses, including, without limitation, reasonable legal fees and costs of settlement (collectively “Losses”), incurred, suffered, sustained or required to be paid, directly or indirectly, by, or imposed upon, such Buyer Indemnitee resulting from, related to or arising out of (i) any breach or inaccuracy of any representation or warranty of the Equityholder (including those made by Equityholder on behalf of the Company in Article III hereof) or of LGEI contained in this Agreement; and (ii) any breach by the Equityholder or of LGEI or any failure of the Equityholder or of LGEI to perform any of the covenants or obligations contained in this Agreement. The parties agree that no Buyer Indemnitee shall be entitled to indemnification hereunder with respect to any Losses arising out of any breach or inaccuracy of any representation or warranty contained in Section 3.2 of this Agreement which corresponds to a breach or inaccuracy of any representation or warranty contained in the Macrovision Agreement (even if such breach or inaccuracy was continuing during, or such Losses arose during, the Interim Period), for which sole recourse shall be against Seller and Parent (as each is defined in the Macrovision Agreement) pursuant to the indemnification provisions contained in the Macrovision Agreement, unless and to the extent such Losses are related to a breach by Equityholder of Section 3.1 hereof.
     Notwithstanding anything to the contrary in this Section 8.2, no Buyer Indemnitee shall be entitled to indemnification pursuant to Section 8.2(i) for breach of Section 3.1 in the event Buyer is in breach of Section 5.4 with respect to the representation in the OEP Agreement which corresponds to the representation in the Macrovision Agreement or this Agreement to which the claim for indemnification relates.
     8.3 Indemnification by Buyer. After the Effective Date and subject to the additional provisions set forth in this Article VIII, Buyer shall indemnify Equityholder and Equityholder’s respective stockholders, affiliates (other than the Company), and Representatives (each an “Equityholder Indemnitee”) against, and hold each Equityholder Indemnitee harmless from, any and all Losses, incurred, suffered, sustained or required to be paid, directly or indirectly, by, or imposed upon, such Equityholder Indemnitee resulting from, related to or arising out of (i) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement; and (ii) any breach by Buyer or any failure of Buyer to perform any of the covenants contained in this Agreement.
     8.4 Third Party Claims.|
          (a) If any Buyer Indemnitee or Equityholder Indemnitee (each referred to as an “Indemnitee”) receives notice of the assertion by any third party (including Gemstar, UV, or Macrovision) of any claim or of the commencement by any such third party of any action (any such claim or action being referred to herein as an “Indemnifiable Claim”) with respect to which LGEI or Buyer (each referred to as “Indemnitor”) are or may be obligated to provide indemnification, the Indemnitee shall promptly notify the Indemnitor in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnitor to provide indemnification hereunder, except to the extent that any Losses directly resulted or were caused by such failure.
          (b) The Indemnitors shall have thirty (30) days after receipt of the Claim Notice (unless the claim or action requires a response before the expiration of such thirty-day period, in which case the Indemnitors shall have until the date that is ten (10) days before the required response date) to acknowledge responsibility and undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnitees shall cooperate with the Indemnitors in connection therewith; provided, that (i) the Indemnitor shall permit the Indemnitee to participate in such settlement or defense through counsel chosen by the Indemnitee, provided, that the fees and expenses of such Indemnitee’s counsel shall not be borne by the Indemnitors; (ii) the Indemnitor shall not settle any Indemnifiable Claim without the Indemnitee’s consent if the settlement (A) requires the Indemnitee to admit wrongdoing, pay any fines or refrain from any action, (B) does not include a full release of Indemnitee or (C) may reasonably be expected to impact the ongoing operations of the Network Business; and (iii) if, in the opinion of counsel to the Indemnitor, either (x) the Indemnitee has separate defenses from the Indemnitor, (y) there is a conflict of interest between the Indemnitor and Indemnitee or (z) there is any danger of criminal liability of the Indemnitee, then the Indemnitee shall be permitted to retain special counsel of its own choosing at the reasonable expense of the Indemnitor. So long as the Indemnitor is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnitee shall not pay or settle such claim without the Indemnitor’s consent, which consent shall not be unreasonably withheld.
          (c) If the Indemnitor does not notify the Indemnitee within thirty (30) days after receipt of the Claim Notice (or before the date that is ten (10) days before the required response date, if the claim or action requires a response before the expiration of such thirty-day period), that it acknowledges responsibility and elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnitee shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnitee shall notify the Indemnitor of any compromise or settlement of any such Indemnifiable Claim.
     8.5 Limits on Indemnification.
          (a) Notwithstanding any other provision hereof or any Applicable Law, except (i) in the event of fraud or willful misconduct, or (ii) with respect to indemnification claims pursuant to Sections 8.2(ii) or 8.3(ii), no Buyer Indemnitee or Equityholder Indemnitee shall be entitled to indemnification to the extent that the aggregate amount of all Losses by all Buyer Indemnitees or Equityholder Indemnitees, respectively, under this Article VIII, exceeds fifteen percent (15%) of the Purchase Price (the “Indemnity Cap”).
          (b) The amount of any Losses indemnifiable by either party pursuant to this Article VIII shall be adjusted to reflect the value of any insurance proceeds actually received (net of any deductibles, retention or self-insurance) by the Indemnitee or its successors or assigns in respect of such Losses; provided, however, that no Indemnitee shall have any obligation to pursue such insurance proceeds or recovery from third Persons. If any such proceeds or recoveries are received by an Indemnitee with respect to any Losses after a party hereto has made a payment to an Indemnitee with respect to such Losses, the Indemnitee shall pay to such party the amount of such proceeds or recoveries (up to the amount of such party’s payment with respect to such Losses). If an Indemnifiable Claim can be asserted pursuant to more than one clause of Section 8.2 or 8.3, as applicable, then the applicable Indemnitee can elect the clause pursuant to which to assert such claim; provided, however, that an Indemnitee cannot be compensated for the same Loss more than once and all Losses shall be calculated net of any actual recovery of an Indemnitee. For each Indemnifiable Claim, an Indemnitor shall only be liable for total Losses incurred as a result of such Indemnifiable Claim, which Losses shall be calculated net of any actual recovery of an Indemnitee, regardless of the number of Indemnitees that may have rights pursuant to such Indemnifiable Claim.
          (c) Except for Buyer’s obligation to pay the Purchase Price, notwithstanding anything in this Agreement to the contrary, in no event shall (i) the total recovery of all Buyer Indemnitees for Losses incurred in connection with the transactions contemplated hereby exceed the Purchase Price, or (ii) the total recovery of all Equityholder Indemnitees for Losses incurred in connection with the transactions contemplated hereby exceed the Purchase Price.
     8.6 Satisfaction of Claims.
          Subject to the further provisions of this Section 8.6 as to disputed indemnity claims, any amounts payable by an Indemnitor pursuant to this Article VIII shall be delivered by wire transfer in immediately available funds not later than three (3) business days after notice by Indemnitee to Indemnitor of the amount due. In the event of a dispute as to whether Indemnitor is obligated to indemnify Indemnitee hereunder (an “Indemnity Dispute”), Indemnitor may (a) pay indemnity obligations as they arise, and reserve the right to dispute the indemnity obligations hereunder, or (b) decline to make indemnity payments and, in the case of either clause (a) or (b), either Indemnitor or Indemnitee may commence an Action (subject to Section 10.1 of this Agreement) to determine Indemnitor’s indemnity obligations. Any obligation to pay amounts pursuant to this Article VIII shall bear interest at LIBOR plus 4% from the date (i) the Loss amounts, if any, required to be indemnified by this Article VIII, were paid or incurred by the Indemnitee and (ii) the Loss amounts, if any, were actually paid by the Indemnitor to the Indemnitee and ultimately required to be repaid by the Indemnitee because such Loss amounts fall outside the scope of this Article VIII. In the event of an Indemnity Dispute, Indemnitor and Indemnitee shall have all the rights and remedies available under this Agreement and applicable Law, provided further, if Equityholder breaches its payment obligations under this Section 8.6 (which payment is agreed by the parties or, if such payment was the subject of an Indemnity Dispute, on the date of the final judgment in respect of such Indemnity Dispute), Buyer shall be entitled to the remedy set forth in Section 9.11 of the Operating Agreement.
     8.7 Exclusive Remedy.
          (a) Except in the case of fraud, willful misconduct, or the pursuit of specific performance of the covenants and agreements in this Agreement, the sole and exclusive remedy of an Indemnitee for Losses hereunder or for any amounts owing to an Indemnitee shall be to seek indemnification from the Indemnitor in accordance with the terms and provisions of this Article VIII.
          (b) Notwithstanding the foregoing or anything to the contrary in this Agreement or the other agreements entered into in connection with this Agreement, the parties hereto acknowledge and agree that nothing herein does, or is intended to amend, supplement, waive or otherwise modify the rights or remedies of the respective parties, as among themselves, to the TV Guide Purchase Related Agreements.
ARTICLE IX.
CERTAIN TAX MATTERS
     9.1 Transfer Taxes. The Buyer and Equityholder agree to cause the Company to pay when due all transfer, documentary, sales, use, stamp, registration and such other Taxes, and all conveyance fees, recording charges and other fees and charges incurred in connection with the consummation of the transactions contemplated by this Agreement (including the Restructuring), to prepare all documentation with respect to all such Taxes, fees and charges, and to file all necessary Tax Returns if required by Applicable Law, in each case at the sole expense of the Company.
     9.2 Tax Characterization. Equityholder and Buyer, and each of their respective affiliates, agree to treat the purchase and sale of the Buyer’s Interest pursuant to this Agreement in accordance with Situation 1 of IRS Revenue Ruling 99-5, 1991-1 C.B. 434. Equityholder and Buyer further agree that the portion of the Purchase Price allocated to the Buyer’s Interest under Section 2.3 and the Allocation (as defined in the Macrovision Agreement) will be used by the parties for purposes of establishing the gross fair market values of the Company’s assets in connection with such treatment (taking into account such adjustments necessary to take into account activity during the Interim Period).
     9.3 338 Election Covenants.
          9.3.1 Subject to Section 9.3.2, Equityholder shall (or shall cause its affiliates to) timely and properly file the Section 338(h)(10) Election (as defined in Section 13.2(a) of the Macrovision Agreement) and deliver such forms and other documents required to be delivered by it to Parent (as defined in the Macrovision Agreement) and Stockholder (as defined in the Macrovision Agreement) in accordance with Section 13.2(a) of the Macrovision Agreement.
          9.3.2 Equityholder shall consult in good faith with Buyer in the preparation of the Section 338(h)(10) Election and the Allocation and shall provide Buyer drafts of any forms or other documentation for Buyer’s review and comment, which comments shall be considered by Equityholder in good faith. Equityholder shall obtain Buyer’s consent to the form of the Section 338(h)(10) Election, which consent may not be unreasonably withheld.
          9.3.3 In the event Parent or Stockholder fail to timely and properly file the Section 338(h)(10) Election, Equityholder shall take the actions described in Schedule 9.3.3 (subject to the limitations set forth therein).

ARTICLE X.
MISCELLANEOUS
     10.1 Governing Law; Exclusive Jurisdiction. The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Only the Delaware courts (state and federal) shall have jurisdiction over controversies regarding this Agreement; any proceeding involving such a controversy shall be brought in those courts and not elsewhere.
     10.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable (whether in whole or in part) by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer may assign this Agreement to any of its affiliates, subject to such affiliate agreeing, prior to the assignment, to indemnify Equityholder (treating itself as if it were the Buyer hereunder). Any assignment in violation of this provision shall be void.
     10.3 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable, such term or provision shall be ineffective to the extent of such invalidity or unenforceability, and the remaining terms and provisions of this Agreement shall remain in full force and effect. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent practicable, the economic, business and other purposes of the invalid or unenforceable provision.
     10.4 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories. This Agreement may be executed and delivered by one party hereto to the other parties hereto by facsimile or e-mail transmission of a photocopy of the original signature page hereto, and upon receipt of such facsimile or e-mail transmission will be deemed to have the same effect as if the original signature had been delivered to the other parties. The parties shall endeavor to exchange the original signature copies, but the failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.
     10.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.
     10.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by Buyer and Equityholder. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.
     10.7 Expenses. Except as set forth in Section 2.3 or in the Operating Agreement, each party will bear their own expenses in connection with the transaction contemplated hereby.
     10.8 Attorneys’ Fees. Should any Action be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of any Action, regardless of whether such Action proceeds to final judgment.
     10.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in Person, sent by facsimile and followed by certified first-class postage pre-paid mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three (3) business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 10.9:
If to the Buyer:
TVGN Holdings, LLC
c/o One Equity Partners
320 Park Avenue, 18th Floor
New York, NY 10022
Attention: Greg O’Hara
Fax No.: (212) 277-1533
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, CA 90067-3026
Attention: Ruth E. Fisher
Fax No.: (310) 552-7070

If to the Equityholder:
Lions Gate Entertainment, Inc.
2700 Colorado Ave, Suite 200
Santa Monica, CA 90404
Attn: Wayne Levin, EVP Corporate Operations,
General Counsel & Secretary
Fax No.: (310) 452-8934
with a copy (which shall not constitute notice) to:
O’Melveny & Myers LLP
1999 Avenue of the Stars, Suite 700
Los Angeles, CA 90067
Attention: Robert Haymer
Fax No.: (310) 246-6779
     10.10 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
     10.11 No Third Party Beneficiary Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement, except for the provisions of Article VIII (which, from and after the Closing, shall be for the benefit of each Indemnitee).
     10.12 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Equityholder Ancillary Agreements and the Buyer Ancillary Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
     10.13 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGES FOLLOW]

     In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

BUYER: TVGN HOLDINGS, LLC
By:	/s/ Andrew Gessow
	Name:	Andrew Gessow
Title:

EQUITYHOLDER: LIONSGATE CHANNELS, INC.
By:	/s/ James Keegan
	Name:	James Keegan
Title:

LGEI: LIONS GATE ENTERTAINMENT INC.
By:	/s/ Wayne Levin
	Name:	Wayne Levin
Title: